Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2015 RESULTS

21% growth in life insurance policies issued

7% increase in life insurance licensed representatives to 104,702

Record diluted EPS and diluted operating EPS of $0.98

16.8% net income return on stockholders’ equity and 17.7% net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, November 4, 2015 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended September 30, 2015.  Total revenues were $355.8 million in the third quarter of 2015 and net income was $49.4 million, or $0.98 per diluted share.

In the third quarter operating revenues increased by 5% to $356.1 million and net operating income increased 18% to $49.5 million compared with $339.1 million and $41.8 million, respectively, in the third quarter of 2014.  Operating results were driven by growth in the Term Life segment including 21% growth in life insurance policies issued and an 11% increase in net premiums.  Investment and Savings Products segment revenues remained consistent with the strong performance in the third quarter of 2014.  Year-over-year net operating income was impacted by an unusually high level of incurred claims in the prior year period as well as $5.1 million of employee equity award expense related to the addition of retirement provisions to the 2014 awards in the third quarter of last year. The declining Canadian dollar value reduced operating revenues by approximately $11.5 million and net operating income by approximately $2 million versus the prior year period.

Glenn Williams, Chief Executive Officer said, “We achieved record performance in the third quarter of 2015 with net operating income per diluted share of $0.98 and operating ROAE of 17.7%.  Our ongoing efforts to expand distribution resulted in a 7% increase in the size of our life insurance licensed salesforce which contributed to the 21% growth in life insurance policies issued compared with third quarter a year ago.  Our strong across-the-board performance is evidence of our organizational momentum and outstanding sales force leadership.  As we move toward 2016, we expect continued solid performance as we follow-through with business enhancements and capital deployment to deliver strong results.”

Distribution Results

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The size of our life-licensed sales force increased 7% to 104,702 at September 30, 2015 compared with 97,966 at September 30, 2014, and increased 4% from 101,008 at June 30, 2015.  In the third quarter, recruiting of new representatives increased 34% versus the year ago quarter, reflecting continued positive momentum in the business as well as the impact of convention announcements.  Recruiting growth in recent periods coupled with strong focus on licensing led to 27% growth in new life licensed representatives compared with the prior year period.  On a sequential quarter basis, new life insurance licenses increased 7% and recruiting of new representatives increased 9%.

●
In the third quarter, term life insurance policies issued grew 21% to 66,658 compared with the third quarter of 2014 due to a larger life licensed sales force and productivity that was at the high-end of the historical range.  Productivity in the quarter increased to 0.22 policies per life licensed representative per month from 0.19 in the prior year quarter reflecting the continued success in meeting the growing needs of the middle market. On a sequential quarter basis, term life insurance policies issued decreased 2% compared with the seasonally higher second quarter of 2015.

●
For the quarter, Investment and Savings Products net inflows were about $200 million while ending client asset values declined 3% year-over-year to $45.85 billion primarily reflecting market performance and the declining Canadian dollar value in the third quarter.  ISP sales of $1.37 billion remained consistent with the strong sales in the prior year period.  On a sequential quarter basis, total ISP sales decreased 13% versus the seasonally strong sales in the second quarter and average client asset values declined 3% compared with the second quarter.

Segment Results
Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  In the third quarter of 2015, a change was made to the basis of allocating net investment income and interest expense between segments. Now, the Term Life Insurance segment is only allocated the portion of net investment income that equally offsets the assumed net interest accreted to the segment’s future policy benefit reserve liability less deferred acquisition costs.  All remaining net investment income and interest expense incurred is attributed solely to the Corporate and Other Distributed Products segment. This change does not impact the Company's consolidated financial statements. Refer to the Current Report on Form 8-K dated September 25, 2015 for additional information.

Results for the segments are shown below.

	Actual			Operating (1)
	Q3 2015	Q3 2014	% Change	Q3 2015	Q3 2014	% Change
		($ in thousands)			($ in thousands)
Revenues:
Term Life Insurance	$197,200	$177,140	11%	$197,200	$177,140	11%
Investment and Savings Products	128,656	129,273	*	128,656	129,273	*
Corporate and Other Distributed Products	29,968	32,428	(8)%	30,227	32,709	(8)%
Total revenues	$355,824	$338,841	5%	$356,083	$339,122	5%

Income (loss) before income taxes:
Term Life Insurance	$46,519	$34,008	37%	$46,519	$34,008	37%
Investment and Savings Products	34,811	36,904	(6)%	34,811	36,904	(6)%
Corporate and Other Distributed Products	(6,377)	(6,892)	(7)%	(6,118)	(6,611)	(7)%
Total income before income taxes	$74,953	$64,020	17%	$75,212	$64,301	17%
(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
* Less than 1%

Term Life Insurance.  In the third quarter of 2015, Term Life operating revenues increased 11% to $197.2 million, driven by an 11% growth in net premiums.  Operating income before income taxes of $46.5 million reflects the growth in net premiums as well as incurred claims and persistency that were in line with historical levels.  Current period results were also modestly impacted by the reprocessing of certain reinsurance transactions which increased operating income before income taxes by approximately $1.4 million.  Operating income before income taxes were 37% higher than the same quarter last year as the prior period results reflect the implementation of the accelerated vesting of equity awards ($2.5 million in the segment) and incurred claims that were approximately $3 million above the historical levels.

On a sequential quarter basis, operating income before income taxes increased 4% compared to the second quarter of 2015, reflecting solid premium growth and the impact of the reprocessed reinsurance transactions.  Persistency, while in line with historical levels, was lower compared to strong seasonal persistency in the second quarter.

Investment and Savings Products.  In the third quarter, ISP operating revenues of $128.7 million were flat year-over-year reflecting a 2% decline in revenue generating product sales and average client asset values that were consistent with the prior year period.  Account-based revenue increased 12% year-over-year due to the addition of a mutual fund provider on the record keeping platform earlier this year.  Operating income before income taxes declined 6% to $34.8 million compared with the year ago period, partially related to the decline in the Canadian dollar value which impacted operating income before income taxes by approximately $1.7 million in the third quarter of 2015.  DAC amortization was accelerated in the third quarter by approximately $0.8 million due to weaker Canadian segregated fund market performance in the third quarter of 2015.  The accelerated vesting of equity awards ($0.8 million in the segment) in the prior year period also contributed to the year-over-year comparisons.

Sequentially, operating income before income taxes decreased 8% due to lower revenue generating product sales than the seasonally strong second quarter as well as a 3% decline in average client asset values related to market performance in the third quarter.

Corporate and Other Distributed Products.  Operating revenues were $30.2 million, and operating losses before income taxes declined to $6.1 million in the third quarter of 2015.  Net investment income declined due to lower income from called fixed income securities and lower yield on invested assets as well as continued deployment of excess capital.  Benefits and claims for our New York subsidiary’s non-term life insurance products were somewhat higher than the prior year.  Insurance and other operating expenses were lower than the prior year period largely due to the accelerated vesting of equity awards ($1.8 million in the segment) in the prior year period.

Taxes

The effective income tax rate for the third quarter of 2015 was 34.2%, a decrease from 35.0% and 36.0% in Q3 2014 and Q2 2015, respectively.  This period’s rate was impacted by the recognition of certain tax benefits due to statute of limitations that expired during the third quarter, which lowered the effective income tax rate by 1.3%.

Capital and Liquidity

In the third quarter of 2015, Primerica repurchased $71.4 million, or 1.6 million shares, of its common stock for a total of $181.0 million, or 3.9 million shares repurchased through September 30, 2015.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 400% as of September 30, 2015, well positioned to support existing operations and fund future growth.  The debt-to-capital ratio was 24.6% as of September 30, 2015.

As of September 30, 2015, investments and cash totaled $1.92 billion, excluding the held-to-maturity asset held as part of a redundant reserve financing transaction.  The invested asset portfolio had a net unrealized gain of $46.8 million (net of unrealized losses of $40.9 million) at September 30, 2015, down from $73.0 million at June 30, 2015 as increased credit spreads and the currency translation impact of the lower Canadian dollar on our Canadian invested assets impacted the value of the fixed income portfolio during the quarter.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded to affiliates of Citigroup Inc. under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses recorded in other comprehensive income (loss) for all periods presented.  The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, November 5, 2015 at 10:00 am ET, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recent proposed rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2014. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30, 2015 (1)	December 31, 2014
	(In thousands)
Assets:
Investments:
Fixed maturity securities available for sale, at fair value	$1,683,166	$1,759,120
Fixed maturity securities held to maturity, at amortized cost	356,000	220,000
Equity securities available for sale, at fair value	45,780	53,390
Trading securities, at fair value	6,534	7,711
Policy loans	28,599	28,095
Total investments	2,120,079	2,068,316
Cash and cash equivalents	160,561	191,997
Accrued investment income	17,800	17,401
Due from reinsurers	4,103,949	4,115,533
Deferred policy acquisition costs	1,465,175	1,351,180
Premiums and other receivables	198,846	181,660
Intangible assets	59,168	61,720
Income taxes	35,859	36,082
Other assets	314,830	273,403
Separate account assets	2,086,598	2,440,303
Total assets	$10,562,865	$10,737,595

Liabilities and Stockholders' Equity:
Liabilities:
Future policy benefits	$5,388,042	$5,264,608
Unearned premiums	665	912
Policy claims and other benefits payable	222,720	245,829
Other policyholders' funds	351,879	344,313
Notes payable	374,572	374,532
Surplus note	356,000	220,000
Income taxes	152,315	140,467
Other liabilities	400,173	411,294
Payable under securities lending	83,220	50,211
Separate account liabilities	2,086,598	2,440,303
Total liabilities	9,416,184	9,492,469

Stockholders' equity:
Common stock	486	522
Paid-in capital	195,314	353,337
Retained earnings	912,749	795,740
Accumulated other comprehensive income, net of income tax	38,132	95,527
Total stockholders' equity	1,146,681	1,245,126
Total liabilities and stockholders' equity	$10,562,865	$10,737,595

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2015	2014
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$587,882	$577,482
Ceded premiums	(393,987)	(402,198)
Net premiums	193,895	175,284
Commissions and fees	132,368	132,928
Net investment income	18,715	20,465
Realized investment gains (losses), including OTTI	(259)	(281)
Other, net	11,105	10,445
Total revenues	355,824	338,841

Benefits and expenses:
Benefits and claims	88,599	81,235
Amortization of deferred policy acquisition costs	40,797	36,944
Sales commissions	67,402	67,500
Insurance expenses	30,261	31,149
Insurance commissions	4,619	4,045
Interest expense	8,718	8,712
Other operating expenses	40,475	45,236
Total benefits and expenses	280,871	274,821
Income before income taxes	74,953	64,020
Income taxes	25,603	22,407
Income from continuing operations	49,350	41,613
Income from discontinued operations, net of income taxes	-	(18)
Net income	$49,350	$41,595

Earnings per share:
Basic earnings per share	$0.98	$0.75
Diluted earnings per share	$0.98	$0.75

Shares used in computing earnings per share:
Basic	50,082	54,713
Diluted	50,104	54,744

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2015	2014	% Change
Operating revenues	$356,083	$339,122	5%
Realized investment gains (losses), including OTTI	(259)	(281)
Total revenues	$355,824	$338,841	5%

Operating income before income taxes	$75,212	$64,301	17%
Realized investment gains (losses), including OTTI	(259)	(281)
Income before income taxes	$74,953	$64,020	17%

Net operating income	$49,521	$41,796	18%
Realized investment gains (losses), including OTTI	(259)	(281)
Tax impact of reconciling items	88	98
Income from continuing operations	$49,350	$41,613	19%
Income (loss) from discontinued operations, net of income taxes	$-	$(18)
Net income	$49,350	$41,595	19%

Diluted operating earnings per share (1)	$0.98	$0.76	30%
Net after-tax impact of operating adjustments	(0.00)	(0.01)
Diluted earnings per share (1)	$0.98	$0.75	30%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2015	2014
Adjusted direct premiums	$256,026	$228,422
Premiums ceded to Citigroup	323,501	340,170
Direct premiums	$579,527	$568,592
Other ceded premiums	$(67,939)	$(59,417)
Premiums ceded to Citigroup	(323,501)	(340,170)
Ceded premiums	$(391,440)	$(399,587)
Net premiums	$188,087	$169,005

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2015	2014
Operating revenues	$30,227	$32,709
Realized investment gains (losses), including OTTI	(259)	(281)
Total revenues	$29,968	$32,428
Operating loss before income taxes	$(6,118)	$(6,611)
Realized investment gains (losses), including OTTI	(259)	(281)
Loss before income taxes	$(6,377)	$(6,892)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

September 30, 2015
Adjusted stockholders' equity	$1,096,865
Unrealized net investment gains recorded in stockholders' equity, net of income tax	49,816
Stockholders' equity	$1,146,681